EXHIBIT 99

Investor Inquiries	Media Inquiries
Cindy Klimstra	Gary Ross
Director, Investor Relations	Manager, Media Relations
(847) 968-0268	(847) 371-5048

CDW Announces Fourth Quarter Results
Company Achieves Record Quarterly Sales Exceeding $1.34 Billion

VERNON HILLS, Ill. - January 21, 2004 - CDW Corporation (Nasdaq: CDWC) today announced its highest quarterly sales in the company's history. Fourth quarter sales totaled $1.349 billion, an increase of 28.0 percent versus the prior year quarter. Diluted earnings per share were $0.51, including $0.10 per share of transaction and integration costs relating to the September 2003 purchase of selected U.S. assets and the Canadian operations of Micro Warehouse.

The Company also achieved record sales of $4.665 billion for full year 2003, an increase of 9.4 percent versus 2002. Earnings per diluted share were $2.03 for full year 2003, including $0.16 per share of Micro Warehouse transaction and integration costs. Included in the fourth quarter and full year 2003 were sales made by former members of the Micro Warehouse sales force who joined CDW in September in conjunction with the Micro Warehouse transactions.

“CDW achieved record-breaking sales growth in the fourth quarter due to the continuing success of our customer-focused business model and investment in our sales force in 2003,” said John A. Edwardson, chairman and chief executive officer. “Our coworkers provide unmatched expertise and advice on the latest technology solutions, a choice of extensive brand name products, next-day delivery, and superior customer service.”

“We are especially pleased with our progress in taking market share from our competitors,” said Edwardson. “Our strategy to increase the sales force by hiring significantly more account managers and adding new coworkers from Micro Warehouse has begun to pay off, and we anticipate that we will see greater gains from these initiatives in 2004. We will continue to focus on improving our productivity and operational excellence across the entire CDW workforce.”

Highlights:

     •  CDW was named No. 11 on FORTUNE Magazine's “100 Best Companies to Work for in America,” the highest ranking Fortune 500 company on the list for the second year in a row.

     •  CDW reached new milestones by exceeding $1 billion in annual public sector sales in 2003 and surpassing $1 billion in quarterly corporate sector sales in the fourth quarter 2003.

     •  CDW's web sales surpassed the $1 billion mark for the first time ever and increased 27 percent in 2003 versus 2002.

Fourth quarter 2003 sales were $1.349 billion, representing average daily sales of $21.4 million, a 28.0 percent increase over last year.

     •  Fourth quarter 2003 corporate sector sales were $1,045.3 million. Average daily corporate sector sales were $16.6 million, representing a 23.6 percent increase over last year.

     •  Fourth quarter 2003 public sector sales were $303.6 million. Average daily public sector sales were $4.8 million, representing a 45.9 percent increase over last year.

     •  In the fourth quarter 2003, double-digit unit volume growth was achieved in most product categories on a year-over-year basis. The unit volumes of notebook CPUs, notebook accessories, server CPUs, data storage, printers, printer accessories, and input devices increased more than 30 percent over the prior year quarter. Desktop CPUs increased 26 percent over the prior year quarter.

Gross profit margin was 14.4 percent this quarter compared to 13.2 percent in the same period of 2002. As a consequence of CDW adopting Emerging Issues Task Force (“EITF”) Issue No. 02-16 in January 2003 (see footnote A), CDW recorded $17.4 million of vendor consideration as a reduction of cost of sales this quarter, which had the effect of increasing the gross profit margin by 1.3 percentage points. This non-GAAP gross profit margin information is being presented to provide meaningful comparisons to prior periods.

Selling and administrative expenses as a percentage of sales were 7.7 percent this quarter compared to 6.2 percent in the fourth quarter of 2002. Expenses associated with the Micro Warehouse transaction, together with the impact of EITF Issue No. 02-16, were 1.1 percent of sales. Excluding expenses associated with the Micro Warehouse transaction and the impact of EITF Issue No. 02-16, and therefore on a non-GAAP basis, selling and administrative expenses as a percentage of sales were 6.6 percent. The remaining increase from the prior year is primarily the result of continued investment in expanding CDW's sales force. The non-GAAP selling and administrative expenses information is being presented to provide meaningful comparisons to prior periods.

Fourth quarter 2003 expenses associated with the Micro Warehouse transaction were $14.3 million. Included in this amount were transaction and transition expenses of $9.3 million comprised of severance and outplacement costs, payroll expenses for former Micro Warehouse employees performing transition services, customer satisfaction expenses, customer communications and advertising expenses, legal fees, and a reserve for $5 million related to the Micro Warehouse Wilmington, Ohio, distribution center. In September 2003, CDW had agreed to assume the lease for the distribution center and purchase the equipment in the facility for $8 million if requested by Micro Warehouse. Under the terms of a modified agreement, if Micro Warehouse is unsuccessful in leasing the facility and selling the equipment by February 2004, CDW has agreed to purchase the equipment and forego leasing the distribution center in exchange for $8.25 million. The purchase price of the equipment in the facility of $8 million, net of the reserve of $5 million, reflects the estimated realizable value of the equipment to CDW.

December 2003 sales were $476.5 million. Average daily sales in December 2003 were $22.7 million compared to $17.7 million in the prior period, representing a 28.5 percent increase over last year. December 2003 had 21 billing days and December 2002 had 20 billing days.

     •  December 2003 corporate sector sales were $374.8 million. Average daily December 2003 corporate sector sales were $17.8 million, representing an increase of 24.4 percent.

     •  December 2003 public sector sales were $101.7 million. Average daily December 2003 public sector sales were $4.8 million, representing an increase of 45.8 percent.

Edwardson concluded, “Our business has been resilient to the economic downtown, and now that the I.T. spending environment appears to be more favorable, we believe our opportunity is greater than ever. We will remain focused on execution by improving productivity, gaining market share, and developing our coworkers' ability to provide our customers with the best service in the industry.”

The company plans to release January sales on February 11, 2004.

Footnote A

On January 1, 2003, CDW adopted a new accounting pronouncement, Emerging Issues Task Force (“EITF”) Issue No. 02-16, “Accounting for Consideration Received from a Vendor by a Customer (Including a Reseller of the Vendor’s Products).” The income statement classification provisions of EITF 02-16 cover vendor consideration related to agreements entered into or modified after January 1, 2003. This pronouncement requires that consideration from vendors, such as advertising support funds, be accounted for as a reduction to cost of sales unless certain requirements are met showing that the funds are used for a specific program entirely funded by an individual vendor. If these specific requirements related to individual vendors are met, the consideration is accounted for as a reduction in the related expense category, such as advertising or selling and administrative expense. CDW provides numerous advertising programs to support vendors, including catalogs, television, radio, Internet, magazine, and newspaper advertising for which the Company receives consideration. Some of these programs relate to multiple vendors, while others are performed on behalf of individual vendors for specific projects.

Forward Looking Statement

Any forward-looking statements contained in this release are based on the Company's beliefs and expectations as of the date of this release and are subject to certain risks and uncertainties which may have a significant impact on the Company's business, operating results or financial condition. Should any risk or uncertainty materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described in forward-looking statements. Factors affecting the Company's business and prospects are discussed in the Company's filings with the Securities and Exchange Commission.

About CDW

CDW® (Nasdaq: CDWC), ranked No. 381 on the FORTUNE 500, is a leading provider of technology solutions for business, government and education. CDW is a principal source of technology products and services including top name brands such as APC, Apple, Cisco, HP, IBM, Microsoft, Sony, Symantec, Toshiba and ViewSonic. CDW distributes contracts to end users for customized and standardized on-site services supplied directly by providers such as HP Services and Unisys and for training programs provided by firms such as KnowledgeNet and Productivity Point International.

CDW was founded in 1984 as a home-based business and today employs more than 3,600 coworkers. In 2003, the Company's coworkers generated sales of $4.7 billion. CDW’s direct model offers one-on-one relationships with knowledgeable account managers; purchasing by telephone, fax, the Company’s award-winning CDW.com Web site, customized CDW@work™ extranets, CDWG.com Web site, and macwarehouse.com Web site; custom configured solutions and same day shipping; and pre- and post-sales technical support, with more than 100 factory-trained and A+ certified technicians on staff. Additional information can be found by visiting CDW.com.

A live Web cast of CDW’s management discussion of the fourth quarter will be available at www.cdw.com/investor. The Web cast will begin today, January 21, 2004, at 8:30 am EST. An audio replay of the call will also be available at www.cdw.com/investor until January 31, 2004. Additional financial and operational data is provided in a series of supplemental slides available at www.cdw.com/investor.

For more information about CDW:
Visit CDW on the Internet at http://www.cdw.com. Contact CDW Investor Relations via the Internet at
investorrelations@cdw.com or by telephone at 847-419-8234.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,

	2003	2002	2003	2002

Net sales	$1,348,916	$1,053,953	$4,664,616	$4,264,579
Cost of sales	1,155,194	914,569	3,990,824	3,700,744

Gross profit	193,722	139,384	673,792	563,835

Selling and administrative expenses	103,477	65,215	325,205	261,611
Net advertising expense	17,287	802	64,129	4,046

Income from operations	72,958	73,367	284,458	298,178

Interest income	1,554	2,309	7,225	9,548
Other expense, net	(869)	(393)	(2,119)	(1,529)

Income before income taxes	73,643	75,283	289,564	306,197
Income tax provision	29,089	29,737	114,378	120,948

Net income	$44,554	$45,546	$175,186	$185,249

Earnings per share:
Basic	$0.54	$0.54	$2.10	$2.18

Diluted	$0.51	$0.52	$2.03	$2.10

Weighted-average number of
common shares outstanding:
Basic	83,218	83,822	83,329	84,862

Diluted	86,542	86,960	86,175	88,296

Dividends per share	$0.00	$0.00	$0.30	$0.00

Note: Fourth quarter 2003 and full year 2003 income before income taxes included $14.3 million and $22.3 million, respectively, of transition and transaction expenses associated with the purchase of selected U.S. assets and the Canadian operations of Micro Warehouse in September 2003.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2003	2002

Assets

Current assets:
Cash, cash equivalents and marketable securities	$562,360	$504,614
Accounts receivable, net of allowance for doubtful
accounts of $10,057 and $10,500 respectively	444,000	333,084
Merchandise inventory	183,890	150,785
Miscellaneous receivables	28,517	14,084
Deferred income taxes	12,147	11,757
Prepaid expenses	3,994	4,212

Total current assets	1,234,908	1,018,536

Property and equipment, net	62,323	64,088
Investment in and advances to joint venture	-	5,176
Deferred income taxes and other assets	14,401	7,864

Total assets	$1,311,632	$1,095,664

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$157,079	$102,786
Accrued expenses and other current liabilities	91,384	68,808

Total current liabilities	248,463	171,594

Minority interest	1,985	-

Shareholders' equity:
Total shareholders' equity	1,061,184	924,070

Total liabilities and shareholders' equity	$1,311,632	$1,095,664

CDW CORPORATION AND SUBSIDIARIES
SEGMENT REPORTING INFORMATION
(in thousands)

	Three Months Ended December 31, 2003

	Corporate	Public Sector	Eliminations	Consolidated

External customer sales	$1,045,317	$303,599	$-	$1,348,916
Transfers between segments	270,741	-	(270,741)	-

Total net sales	$1,316,058	$303,599	$(270,741)	$1,348,916

Income from operations	$63,730	$9,228	$-	$72,958

Net interest income and
other expense				685

Income before income taxes				$73,643

Total assets	$1,309,970	$175,034	$(173,372)	$1,311,632

	Three Months Ended December 31, 2002

	Corporate	Public Sector	Eliminations	Consolidated

External customer sales	$845,798	$208,155	$-	$1,053,953
Transfers between segments	185,669	-	(185,669)	-

Total net sales	$1,031,467	$208,155	$(185,669)	$1,053,953

Income from operations	$69,227	$4,140	$-	$73,367

Net interest income and
other expense				1,916

Income before income taxes				$75,283

Total assets	$1,034,795	$64,348	$(3,479)	$1,095,664

CDW CORPORATION AND SUBSIDIARIES
SEGMENT REPORTING INFORMATION
(in thousands)

	Year Ended December 31, 2003

	Corporate	Public Sector	Eliminations	Consolidated

External customer sales	$3,575,483	$1,089,133	$-	$4,664,616
Transfers between segments	1,030,704	-	(1,030,704)	-

Total net sales	$4,606,187	$1,089,133	$(1,030,704)	$4,664,616

Income from operations	$256,557	$27,901	$-	$284,458

Net interest income and
other expense				5,106

Income before income taxes				$289,564

Total assets	$1,309,970	$175,034	$(173,372)	$1,311,632

	Year Ended December 31, 2002

	Corporate	Public Sector	Eliminations	Consolidated

External customer sales	$3,399,118	$865,461	$-	$4,264,579
Transfers between segments	823,086	-	(823,086)	-

Total net sales	$4,222,204	$865,461	$(823,086)	$4,264,579

Income from operations	$281,911	$16,267	$-	$298,178

Net interest income and
other expense				8,019

Income before income taxes				$306,197

Total assets	$1,034,795	$64,348	$(3,479)	$1,095,664

CDW CORPORATION AND SUBSIDIARIES
OPERATING DATA

	Three Months Ended December 31,		Years Ended December 31,

	2003	2002	2003	2002

Commercial customers served (1):
Current period	225,492	173,386	415,998	361,052
Trailing 12 months	415,998	361,052	415,998	361,052
% of sales to commercial customers	97.5%	97.7%	97.9%	97.4%
Number of invoices processed	1,550,258	1,257,633	5,431,041	4,995,459
Average invoice size	$941	$893	$916	$935
Direct web sales (000's)	$300,982	$214,574	$1,056,761	$829,233
Sales force, end of period	1,924	1,320	1,924	1,320
Annualized inventory turnover	25	26
Accounts receivable - days sales outstanding	30	29

(1) Commercial customers are defined as public sector and corporate customers excluding consumers.